EXHIBIT 99.2

CINEDIGM PRICES PRIVATE OFFERING OF $64,000,000 AGGREGATE PRINCIPAL AMOUNT OF 5.5% CONVERTIBLE SENIOR NOTES

(Los Angeles, CA and New York, NY; April 24, 2015) – Cinedigm Corp. (NASDAQ: CIDM) (the “Company”), a leading independent content distributor in the United States, announced today that it priced its previously announced private offering of $64,000,000 aggregate principal amount of 5.5% convertible senior notes due 2035 (the “notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering was increased from the previously announced aggregate principal amount of $60,000,000. The Company expects to close the note offering on April 29, 2015, subject to the satisfaction of customary closing conditions.  After deducting specified uses of proceeds and estimated offering expenses and fees, the sale of the notes will generate approximately $28.5 million of cash proceeds for the Company’s balance sheet.

The notes will be senior unsecured obligations of the Company and will bear interest at a rate of 5.5% per year, payable semiannually. The notes will mature on April 15, 2035, unless earlier repurchased, redeemed or converted. The notes will be convertible at the option of holders of the notes at any time until the close of business on the business day immediately preceding the maturity date. Upon conversion, the Company will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of its common stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional share of common stock. The conversion rate for the notes will initially be 824.5723 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1.21 per share of common stock), representing an initial conversion premium of approximately 25% above the closing price of the Company’s common stock on The Nasdaq Global Market on April 23, 2015. The conversion rate will be subject to adjustment if certain events occur. Holders of the notes may require the Company to repurchase all or a portion of the notes on April 20, 2020, April 20, 2025 and April 20, 2030 and upon the occurrence of certain fundamental changes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. The notes will be redeemable by the Company at its option on or after April 20, 2018 upon the satisfaction of a sale price condition with respect to the Company’s common stock and on or after April 20, 2020 without regard to the sale price condition, in each case, at a redemption price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

The Company estimates that the net proceeds from the note offering will be approximately $60.7 million, after deducting the initial purchaser’s discount and estimated offering expenses payable by the Company.  The Company expects to use approximately $18.2 million of the net proceeds from the offering to repay borrowings under and terminate the Company’s term loan, approximately $11.4 million of the net proceeds to fund the cost of repurchasing approximately 11.8 million shares of its common stock pursuant to the forward stock purchase agreement described below, approximately $2.6 million of the net proceeds to fund the cost of repurchasing approximately 2.7 million shares of its common stock concurrently with the closing of the offering from certain purchasers of notes in privately negotiated transactions and the remainder of the net proceeds for working capital and general corporate purposes, including development of the Company’s OTT channels and applications and possible acquisitions. However, the Company has no current commitments or obligations with respect to any acquisitions.

Concurrently with the offering of notes, the Company is entering into an amendment to its credit agreement. Upon repayment of the term loan under the credit agreement with approximately $18.2 million of proceeds from the offering, the amendment will, among other things, extend the term of the revolving loans to March 31, 2018, provide for the release of the equity interests in the Company’s subsidiaries that are currently pledged as collateral without affecting the remaining collateral, change the interest rate as described below, replace all financial covenants with a single debt service coverage ratio test commencing at June 30, 2016 as applied to the revolving loans and a $5.0 million minimum liquidity covenant, and provide consent to the issuance of the notes. After the effectiveness of the amendment, the revolving loans will bear interest at Base Rate (as defined in amendment) plus 3% or LIBOR plus 4%, at the Company’s election, but in no event may the elected rate be less than 1%.

In connection with the offering, the Company intends to enter into a privately negotiated forward stock purchase transaction with a financial institution, which is one of the lenders under the Company’s credit agreement (the “forward counterparty”), pursuant to which the Company will purchase approximately 11.8 million shares of common stock, subject to adjustment, for settlement on or about the fifth year anniversary of the issuance date of the notes, subject to the ability of the forward counterparty to elect to settle all or a portion of its forward stock purchase transaction early. The forward stock purchase transaction is generally expected to facilitate privately negotiated derivative transactions between the forward counterparty and holders of the notes, including swaps, relating to the Company’s common stock by which we believe holders of the notes have established or will soon establish short positions relating to the Company’s common stock and otherwise hedge their investments in the notes.

The Company’s entry into the forward stock purchase transaction with the forward counterparty and the entry by the forward counterparty into derivative transactions in respect of shares of the Company’s common stock with the purchasers of the notes and the Company’s repurchases of shares of its common stock from certain purchasers of notes in privately negotiated transactions could have the effect of increasing, or reducing the size of any decrease in, the price of the Company’s common stock concurrently with, or shortly after, the pricing of the notes.

The notes and the shares of the Company’s common stock issuable upon conversion thereof have not been, and will not be, registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT CINEDIGM:

Cinedigm is a leading independent content distributor in the United States. Additionally, the Company has become a leader in the quickly evolving over-the-top digital network business.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.

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Cinedigm Investor Relations:
Jill Newhouse Calcaterra
jcalcaterra@cinedigm.com
Office 424-281-5417
Mobile 310-466-513